n e w s r e l e a s e

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-MAIL:  Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-MAIL:  Tnoland@humana.com

Humana Inc. Reports Financial Results for Second Quarter
and First Half of 2005

    2005 earnings guidance reaffirmed
    2006 EPS expected to grow at least 25 percent
    Medicare membership up 5 percent sequentially, related guidance raised
    Consolidated medical expense ratio improved 60 basis points versus 2Q04
    1H05 cash flows from operations up significantly year over year

LOUISVILLE, KY (August 1, 2005) - Humana Inc. (NYSE: HUM) today reported $0.51 diluted earnings per common share (EPS) for the quarter ended June 30, 2005 (2Q05) compared to $0.50 EPS for the quarter ended June 30, 2004 (2Q04). Results for 2Q05 were slightly better than the company anticipated due to higher-than-expected enrollment gains in the company's Medicare operations. (2Q04 EPS included $0.04 per share net benefit from unusual items.)

"This quarter's results reflect the increasing momentum we are seeing in our Medicare operations, together with solid execution in our other diversified lines of business," said Michael B. McCallister, Humana's president and chief executive officer. "Humana's dedication to the consumer, supported by both innovation and operational diligence, has us well positioned for future growth."

The company continues to anticipate EPS for the year ending December 31, 2005 (FY 2005) in the range of $2.23 to $2.25. The company also announced that it further anticipates growth in EPS of at least 25 percent for 2006, or $2.80 per share.

"Given the magnitude of our Medicare opportunity for 2006 and our thorough preparation to take advantage of it, we are comfortable with our ability to achieve the results we are forecasting today," McCallister said.

Consolidated Results Summary

  2Q05 EPS of $0.51 compares to $0.50 for 2Q04. 2Q04 included a $0.04 per share unusual benefit, the net effect of a gain on the sale of a venture capital investment and unusual expenses for severance and other costs. The increase in operating earnings year over year was driven by improved performance in the company's Government segment.

  First half 2005 (1H05) EPS of $1.18 rose 30 percent from $0.91 EPS in the first half of 2004 (1H04). Unusual items recorded in each of these periods increased 1H05 EPS by $0.14 per share and 1H04 EPS by $0.04 per share. Year-over-year operating improvements during 1H05 were also driven by results from the Government segment.

  2Q05 consolidated revenues rose 3 percent to $3.55 billion from $3.43 billion in 2Q04, with total premium and administrative services fees up 4 percent compared to the prior year's quarter. Increases in Medicare premium revenues more than offset the enrollment-driven decline in Commercial segment revenues and lower TRICARE revenues year over year associated with the implementation of the South Region contract in the second half of 2004.

  1H05 consolidated revenues of $6.93 billion increased 3 percent over 1H04 revenues of $6.72 billion, also driven by higher Government segment premiums. Continued growth in Medicare enrollment together with a more significant year-over-year increase in TRICARE revenues in the latter half of 2005 should result in forecasted revenue growth for FY 2005 of more than 10 percent.

  The company's medical expense ratio (medical expenses as a percent of premium revenue or MER) of 83.8 percent improved 60 basis points from 2Q04, with year over year MER declines in both of the company's business segments.

  The company's consolidated Selling, General, & Administrative (SG&A) expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) was 13.9 percent for 2Q05, a 50 basis point improvement versus the prior year.

  The company achieved a pretax margin of 3.6 percent in 2Q05, in line with that for 2Q04 despite a 30-basis-point benefit from unusual items in the prior year. The 1H05 pretax margin of 3.6 percent also compares favorably to 3.4 percent in 1H04, including the 20-basis-point-benefit from unusual items in 1H04.

  The company continues to anticipate EPS for the second half of 2005 to be in the range of $1.05 to $1.07. Third quarter 2005 EPS expectations reflect revised timing by the Centers for Medicare and Medicaid Services (CMS) to complete their Medicare risk adjustment premium process, resulting in $0.16 EPS moving from the third quarter to the fourth quarter.

Government Segment Results Summary

Pretax earnings:

  Government segment pretax income was $104.1 million in 2Q05 compared to $85.4 million in 2Q04, an increase of 22 percent, the result of significant growth in the company's Medicare membership combined with a slight improvement in the performance of the company's TRICARE operations year over year.

  For 1H05, Government segment pretax income of $176.3 million increased 18 percent versus 1H04, with a significant increase in Medicare operations performance together with slightly improved results in the company's TRICARE business year over year.

Enrollment:

  Organic growth in Medicare Advantage membership increased during 2Q05 due primarily to expanded participation in various Medicare programs and markets combined with marketing and other related spending in these programs by the company. Medicare membership of 474,300 at June 30, 2005 increased 24,400 members or 5 percent from 449,900 at March 31, 2005 and 106,400 members or 29 percent from June 30, 2004.

  Medicare Advantage geographic expansions approved by CMS during 2Q05 are anticipated to contribute to continued enrollment growth, with projected membership in the range of 540,000 to 550,000 by the end of 2005.

  As expected, TRICARE membership of 2,876,400 at June 30, 2005 was essentially unchanged from March 31, 2005. The company also anticipates no material change in TRICARE membership for the remainder of 2005.

Revenues:

  Medicare Advantage premiums of $1.09 billion in 2Q05 increased 41 percent compared to $775 million in 2Q04, the result of substantially higher enrollment and increases in per-member premiums.

  Medicare Advantage premiums per member increased 11 percent year over year during both 2Q05 and 1H05. Given the company's diligence in demonstrating the risk profile of its membership, premium yields are anticipated to increase in the latter half of 2005, with full-year per-member premiums projected to increase in the range of 11 to 13 percent.

  TRICARE premiums and administrative services fees during 2Q05 of $624.8 million reflect the implementation of the new South Region contract with the Department of Defense, which included a reduction in the benefits and services provided under previous contracts, and thus, lower revenues. This contractual change accounted for the expected year-over-year decline in TRICARE premiums and administrative services fees of approximately 5 percent in 2Q05.

  For 2005, the company anticipates TRICARE premiums and administrative services fees to approximate $2.5 billion as the company experiences a full year under the new South Region contract.

  Government segment investment income for 2Q04 included $3.0 million related to the gain from the sale of a venture capital investment.

Government Segment Results Summary, continued

Medical Expenses:

  The Government segment MER declined 40 basis points in 2Q05 compared to the prior year, driven by lower increases in Medicare medical costs per member.

  Medicare Advantage medical costs per member are now anticipated to increase in the range of 9 to 11 percent for FY 2005 due to a lower percentage of the company's Medicare Advantage members being enrolled in capitated HMO plans.

SG&A Expenses:

  The Government segment's SG&A expense ratio for 2Q05 of 10.6 percent was 170 basis points lower than that for 2Q04, as higher Medicare revenues outpaced the increases in the segment's SG&A expenses during the quarter. Results were similar for 1H05, with a 150 basis point decline in the Government segment's SG&A expense ratio.

  Government segment SG&A expenses (both incurred to date and forecast for 2005) include the impact of significant investment spending to prepare for 2006 Medicare Advantage opportunities. Government segment SG&A expenses for 2Q04 included $1.5 million in severance and other unusual costs.

Commercial Segment Results Summary

Pretax earnings:

  Commercial segment pretax income decreased to $25.2 million in 2Q05 from $36.9 million in 2Q04, or 32 percent. Results for 2Q04 included a $6.9 million net benefit from unusual items. Commercial segment earnings declined as the result of lower commercial medical membership in the 2 to 300 case-size accounts and a modest increase in the related medical expense ratio, both primarily resulting from the competitive price environment which had the largest impact for groups of this size.

  Pretax margin for the Commercial segment decreased 50 basis points year over year to 1.5 percent in 2Q05 versus 2.0 percent in 2Q04. The unusual items recorded in 2Q04 increased the segment's pretax margin by 40 basis points. The 1H05 pretax margin for the segment of 2.2 percent was slightly improved from 2.1 percent for 1H04, despite the 20-basis-point benefit in 1H04 from the effect of unusual items.

  Commercial segment earnings for FY 2005 are forecast to exceed FY 2004 earnings by 10 to 15 percent.

Enrollment:

  Commercial segment medical membership of 3,199,700 at June 30, 2005 decreased less than 1 percent or 19,700 from March 31, 2005, driven by a decrease in fully-insured accounts.

  The company's HumanaOne product demonstrated continuing progress during 2Q05, growing individual membership sequentially by 8 percent. Consumer-choice plan membership grew by 2 percent on a sequential basis, totaling 358,500 members at June 30, 2005. As expected, enrollment in administrative services only (ASO) products was relatively unchanged from the first quarter 2005 since this business generally renews at the beginning of the year.

Revenues:

  Premiums and administrative services fees for the Commercial segment decreased 9 percent to $1.66 billion in 2Q05 compared to $1.83 billion in the prior year's quarter, as administrative services fees from an 18 percent increase in ASO membership were more than offset by lower premiums due to declines in at-risk enrollment.

  Commercial segment premiums and administrative services fees for 1H05 decreased 7 percent to $3.32 billion versus $3.57 billion in 1H04, similarly impacted by substantial growth in ASO membership and reductions in at-risk commercial medical enrollment.

  Commercial segment medical premiums for fully insured groups increased approximately 8 percent on a per-member basis during 2Q05. The company continues to anticipate FY 2005 commercial premiums for fully insured group membership to increase in the range of 8 to 10 percent on a per-member basis.

  Commercial segment investment income for 2Q04 included $13.0 million related to the gain from the sale of the venture capital investment.

Commercial Segment Results Summary, continued

Medical Expenses:

  In 2Q05, the Commercial segment MER of 83.8 percent was 80 basis points lower than the 2Q04 MER of 84.6 percent, reflecting the company's improving risk profile in its commercial portfolio. For 1H05, the Commercial segment MER of 83.0 percent decreased 110 basis points from 84.1 percent in 1H04, further reflecting the progress made in improving the risk of its commercial book of business.

  Per-member medical costs for commercial fully insured group accounts continue to be forecast to rise in the range of 8 to 10 percent for FY 2005.

SG&A Expenses:

  The Commercial segment's SG&A expenses declined $5.0 million or 2 percent in 2Q05 compared to the prior year. Commercial segment SG&A expenses for 2Q04 included $6.1 million in severance and other unusual costs. The segment's SG&A expense ratio was 17.5 percent in 2Q05 versus 16.2 percent in 2Q04, the result of lower average fully-insured medical enrollment and a significantly higher percentage of ASO business in 2Q05 than in the prior year.

Cash Flows from Operations

Cash flows provided by operations for 2Q05 of $181.9 million compared favorably to $63.5 million cash flows provided by operations in 2Q04. Cash flows provided by operations for 1H05 of $281.1 million increased substantially from $24.9 million in 1H04 as a result of the timing of premium payments received from CMS. The company also evaluates operating cash flows on a non-GAAP basis, as described below.

The company continues to anticipate that cash flows from operations for FY 2005 will be in the range of $625 million to $675 million driven by expected higher earnings.

Non-GAAP Cash Flows from Operations

The following is a reconciliation of the most directly comparable historical and projected cash flows from operations prepared in accordance with Generally Accepted Accounting Principles (GAAP), to the historical and projected non-GAAP financial measures. When reviewing and analyzing Humana's operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company's operating cash flow. Therefore, decisions such as management's forecasting and business plans regarding cash flow use this non-GAAP financial measure.

($ in millions)	2Q04 Actual	2Q05 Actual		1H04 Actual	1H05 Actual	FY 2005 Expected
	$63.5	$181.9 -	$			$$625 to $675
GAAP cash flows provided by operations				24.9	281.1
Timing of premium payment receipt from CMS	-			211.9	19.8	19.8
Non-GAAP cash flows provided by operations	$63.5	$181.9		$236.8	$300.9	$625 to $675

Non-GAAP cash flows provided by operations for 2Q05 and 2Q04 were the same as those determined under GAAP. The substantial increase in 1H05 non-GAAP cash flows provided by operations versus that for 1H04 is attributable to higher earnings year to date.

Balance Sheet

At June 30, 2005, cash and investment securities comprised 51 percent of the company's total assets compared to 49 percent at March 31, 2005. Debt as a percent of total capitalization (debt plus stockholders' equity) decreased 120 basis points to 27.5 percent from 28.7 percent at March 31, 2005 as the company paid down certain of its outstanding debt obligations during the quarter.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company's expectations for future earnings.

A live virtual presentation (audio with slides) may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains forward-looking statements. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the company's Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the quarter ended March 31, 2005, as filed by Humana with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 44-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;

  Securities and Exchange Commission filings;

  Most recent investor conference presentation;

  Quarterly earnings news releases;

  Replay of most recent earnings release conference call;

  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with research analysts and institutional investors);

  Corporate Governance information.

Humana Inc.
2005 Earnings Guidance
As of August 1, 2005

Diluted earnings per common share	Full year: $2.23 to $2.25 Second half 2005: $1.05 to $1.07 3Q05: $0.50 to $0.51
Revenues	Consolidated: Approximately $14.5 billion TRICARE: Approximately $2.5 billion
Year-end medical membership

Medicare: 540,000 to 550,000
Commercial: No significant change excluding loss of 89,000 member account in January 2005
Medicaid: Decline of approximately 20,000
TRICARE: No material change from prior year

Medical premium yields (the increase in medical premiums on a per-member basis when compared to the same period in the prior year)	Medicare: 11% to 13% Commercial - total book: 6% to 8% Commercial - group accounts: 8% to 10%
Medical cost trends (the increase in medical costs on a per-member basis when compared to the same period in the prior year)	Medicare: 9% to 11% Commercial - total book: 6% to 8% Commercial - group accounts: 8% to 10%
Selling, general & administrative expenses	Consolidated: SG&A expense ratio of 13.5% to 14.5% Government segment: Includes approximately $80 million of Medicare Advantage investment spending
Commercial segment pretax income	Increase of 10% to 15% over prior year
TRICARE pretax margin	Approximately 3% to 4%
Cash flows from operations	$625 million to $675 million
Capital expenditures	$155 million to $165 million
Effective tax rate	Full year: Approximately 30% 3Q05 & 4Q05: 34% to 36%
Weighted average shares outstanding used to compute diluted earnings per common share	Approximately 166 million

Humana Inc.
In thousands
	June 30,
Ending Medical Membership	2005	2004	Difference	Percent Change
Commercial:
Fully insured	2,021.3	2,407.7	(386.4)	(16.0)
ASO	1,178.4	996.7	181.7	18.2
Total Commercial	3,199.7	3,404.4	(204.7)	(6.0)

Government:
Medicare Advantage	474.3	367.9	106.4	28.9
Medicaid	477.9	466.4	11.5	2.5
TRICARE	1,733.6	1,856.9	(123.3)	(6.6)
TRICARE ASO	1,142.8	786.0	356.8	45.4
Total TRICARE	2,876.4	2,642.9	233.5	8.8
Total Government	3,828.6	3,477.2	351.4	10.1
Total ending medical membership	7,028.3	6,881.6	146.7	2.1

	June 30,		Difference	Percent Change
Ending Specialty Membership	2005	2004
Commercial:
Dental-fully insured	893.7	791.7	102.0	12.9
Dental-ASO	488.9	407.9	81.0	19.9
Total Dental	1,382.6	1,199.6	183.0	15.3
Group life	437.1	474.4	(37.3)	(7.9)
Short-term disability	16.4	17.4	(1.0)	(5.7)
Total ending specialty membership	1,836.1	1,691.4	144.7	8.6

	Three months ended June 30,		Six months ended June 30,

Premiums	2005	2004	2005	2004
Commercial:
Fully insured medical	$1,512,278	$1,700,759	$3,029,672	$3,317,879
Specialty	95,390	86,139	188,928	172,110
Total Commercial	1,607,668	1,786,898	3,218,600	3,489,989

Government:
Medicare Advantage	1,092,442	774,604	2,075,583	1,480,922
TRICARE	611,179	616,412	1,173,507	1,265,405
Medicaid	134,730	125,798	269,144	246,577
Total Government	1,838,351	1,516,814	3,518,234	2,992,904
Total premiums	$3,446,019	$3,303,712	$6,736,834	$6,482,893

	Three months ended June 30,		Six months ended June 30,
Administrative services fees	2005	2004	2005	2004
Commercial	$51,263	$40,768	$101,374	$82,464
Government	13,639	40,578	25,263	77,119
Total administrative services fees	$64,902	$81,346	$126,637	$159,583

Humana Inc.
Dollars in thousands, except per share results
	Three months ended June 30,		Six months ended June 30,
Consolidated Statements of Income	2005	2004	2005	2004
Revenues:
Premiums	$3,446,019	$3,303,712	$6,736,834	$6,482,893
Administrative services fees	64,902	81,346	126,637	159,583
Investment income	31,131	43,863	61,342	71,317
Other income	4,309	2,557	8,773	4,634
Total revenues	3,546,361	3,431,478	6,933,586	6,718,427
Operating expenses:
Medical	2,888,509	2,789,740	5,642,242	5,473,256
Selling, general and administrative	486,460	486,895	960,493	956,524
Depreciation	24,815	24,272	49,621	48,195
Other intangible amortization	6,948	2,893	11,391	5,282
Total operating expenses	3,406,732	3,303,800	6,663,747	6,483,257
Income from operations	139,629	127,678	269,839	235,170
Interest expense	10,322	5,325	18,845	10,044
Income before income taxes	129,307	122,353	250,994	225,126
Provision for income taxes	45,170	41,600	57,062	76,543
Net income	$84,137	$80,753	$193,932	$148,583

Basic earnings per common share	$0.52	$0.50	$1.20	$0.92
Diluted earnings per common share	$0.51	$0.50	$1.18	$0.91

Shares used in computing basic earnings per common share (000's)	161,492	160,832	161,202	161,399
Shares used in computing diluted earnings per common share (000's)	164,908	162,353	164,543	163,355

Operating Results by Segment
Pretax income
Commercial	$25,215	$36,912	$74,678	$75,998
Government	104,092	85,441	176,316	149,128
Consolidated	$129,307	$122,353	$250,994	$225,126

Key Ratios
Medical expense ratio
Commercial	83.8%	84.6%	83.0%	84.1%
Government	83.8%	84.2%	84.4%	84.8%
Consolidated	83.8%	84.4%	83.8%	84.4%

Selling, general, and administrative expense ratio
Commercial	17.5%	16.2%	17.5%	16.3%
Government	10.6%	12.3%	10.7%	12.2%
Consolidated	13.9%	14.4%	14.0%	14.4%

Humana Inc.
Dollars in thousands, except per share results
	June 30,	March 31,	December 31,
Consolidated Balance Sheets	2005	2005	2004
Assets
Current assets:
Cash and cash equivalents	$603,790	$560,264	$580,079
Investment securities	2,217,698	2,136,841	2,145,645
Receivables, net:
Premiums	588,706	568,184	554,661
Administrative services fees	19,448	20,145	24,954
Securities lending collateral	76,998	126,678	77,840
Other	236,430	226,339	212,958
Total current assets	3,743,070	3,638,451	3,596,137

Property and equipment, net	437,393	428,890	399,506

Other assets:
Long-term investment securities	358,643	345,692	348,465
Goodwill	1,221,663	1,244,370	885,572
Other	517,138	492,190	427,937
Total other assets	2,097,444	2,082,252	1,661,974
Total assets	$6,277,907	$6,149,593	$5,657,617

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,677,551	$1,546,050	$1,422,010
Trade accounts payable and accrued expenses	385,313	395,498	488,332
Book overdraft	182,493	192,741	192,060
Securities lending payable	76,998	126,678	77,840
Unearned revenues	121,148	143,683	146,326
Total current liabilities	2,443,503	2,404,650	2,326,568
Long-term debt	878,388	885,271	636,696
Other long-term liabilities	639,828	659,867	604,229
Total liabilities	3,961,719	3,949,788	3,567,493
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
178,064,599 shares issued at June 30, 2005	29,677	29,592	29,340
Capital in excess of par value	1,068,406	1,055,491	1,017,156
Retained earnings	1,423,755	1,339,618	1,229,823
Accumulated other comprehensive income	13,115	(5,648)	16,526
Unearned stock compensation	(16,074)	(16,872)	(1,721)
Treasury stock, at cost, 15,832,428 shares at June 30, 2005	(202,691)	(202,376)	(201,000)
Total stockholders' equity	2,316,188	2,199,805	2,090,124
Total liabilities and stockholders' equity	$6,277,907	$6,149,593	$5,657,617

Debt to total capitalization ratio	27.5%	28.7%	23.3%

Humana Inc.
Dollars in thousands
	Three months ended June 30,		Six months ended June 30,
Consolidated Statements of Cash Flows	2005	2004	2005	2004
Cash flows from operating activities
Net income	$84,137	$80,753	$193,932	$148,583
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	31,763	27,165	61,012	53,477
Provision for deferred income taxes	3,664	17,741	10,919	29,964
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(19,825)	5,028	(26,250)	(15,518)
Other assets	(20,154)	(8,412)	(28,514)	(23,884)
Medical and other expenses payable	131,501	(13,622)	218,166	111,006
Other liabilities	(10,185)	(1,150)	(107,733)	(32,175)
Unearned revenues	(22,535)	(26,320)	(44,951)	(228,019)
Other	3,491	(17,679)	4,504	(18,579)
Net cash provided by operating activities	181,857	63,504	281,085	24,855

Cash flows from investing activities
Acquisitions, net of cash acquired	(4,627)	(67,329)	(352,726)	(68,735)
Purchases of property and equipment	(31,034)	(25,314)	(67,227)	(48,046)
Proceeds from sales of property and equipment	30	9,343	38	28,728
Purchases of investment securities	(531,234)	(749,924)	(1,245,605)	(2,241,196)
Proceeds from maturities of investment securities	131,947	99,342	393,612	346,187
Proceeds from sales of investment securities	325,329	529,956	759,835	1,316,824
Change in securities lending collateral	49,680	40,898	842	25,676
Net cash used in investing activities	(59,909)	(163,028)	(511,231)	(640,562)

Cash flows from financing activities
Borrowings under credit agreement	-	-	294,000	-
Repayments under credit agreement	(25,000)	-	(50,000)	-
Change in book overdraft	(10,248)	(38,375)	(9,567)	(46,992)
Change in securities lending payable	(49,680)	(40,898)	(842)	(25,676)
Common stock repurchases	(315)	(35,966)	(1,691)	(48,802)
Proceeds from stock option exercises and other	6,821	752	21,957	9,409
Net cash (used in) provided by financing activities	(78,422)	(114,487)	253,857	(112,061)

Increase (decrease) in cash and cash equivalents	43,526	(214,011)	23,711	(727,768)
Cash and cash equivalents at beginning of period	560,264	417,647	580,079	931,404
Cash and cash equivalents at end of period	$603,790	$203,636	$603,790	$203,636

Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	Advantage	Medicaid	TRICARE	ASO	Segment	Medical

June 30, 2005
Capitated HMO
hospital system based A	2.7%	-	1.7%	7.6%	3.1%	-	-	1.3%	1.5%
Capitated HMO
physician group based A	2.4%	-	1.5%	4.9%	35.5%	-	-	5.0%	3.4%
Risk-sharing B	2.5%	-	1.6%	46.1%	55.3%	-	-	12.6%	7.6%
All other membership	92.4%	100.0%	95.2%	41.4%	6.1%	100.0%	100.0%	81.1%	87.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

June 30, 2004
Capitated HMO
hospital system based A	4.2%	-	2.9%	10.5%	3.6%	-	-	1.6%	2.3%
Capitated HMO
physician group based A	2.9%	-	2.1%	1.2%	42.8%	-	-	5.9%	4.0%
Risk-sharing B	3.3%	-	2.3%	56.7%	47.7%	-	-	12.4%	7.4%
All other membership	89.6%	100.0%	92.7%	31.6%	5.9%	100.0%	100.0%	80.1%	86.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A - In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B - In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Six Months Ended June 30, 2005	For the Twelve Months Ended December 31, 2004
Balances at January 1	$1,422,010	$1,272,156

Acquisition	37,375	71,063

Incurred related to:
Current year	5,745,101	10,763,105
Prior years - non-TRICARE	(58,445)	(68,448)
Prior years - TRICARE (1)	(44,414)	(25,010)
Total incurred	5,642,242	10,669,647

Paid related to:
Current year	(4,298,404)	(9,504,331)
Prior years	(1,125,672)	(1,086,525)
Total paid	(5,424,076)	(10,590,856)

Balances at end of period	$1,677,551	$1,422,010

The impact of any change in "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(1) Changes in estimates of TRICARE incurred claims for prior years recognized during 2004 and 2005 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Medical and Other Expenses Payable Detail:
			June 30, 2005	March 31, 2005	December 31, 2004
A	IBNR and other medical expenses payable		$991,695	$962,681	$910,525
B	TRICARE IBNR		329,558	328,920	284,647
C	TRICARE other medical expenses payable		69,865	20,395	6,970
D	Unprocessed claim inventories		109,200	111,200	115,300
E	Processed claim inventories		128,204	92,030	97,801
F	Payable to pharmacy benefit administrator		49,029	30,824	6,767
Total medical and other expenses payable			$1,677,551	$1,546,050	$1,422,010

A

IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).

B	TRICARE IBNR has increased from higher medical expenses due to the transition to the new South region contract.
C

TRICARE other medical expense payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as "receivables" in our balance sheet).

D

Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR.

E

Processed claim inventories represent the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.

F	The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Receipt Cycle Time:
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Below is a summary:

	Average Number of Days from Incurred Date to Receipt Date (1)
	2005	2004	Change	% Change
1st Quarter Average	16.6	17.4	(0.8)	-4.6%
2nd Quarter Average	15.9	16.7	(0.8)	-4.8%
3rd Quarter Average	-	16.9	N/A	N/A
4th Quarter Average	-	16.4	N/A	N/A
Full Year Average	16.2	16.9	(0.7)	-4.1%

(1)	Receipt cycle time data for our 3 largest claim processing platforms representing approximately 90% of our fully insured claims volume.
Humana Inc.

Medical Claim Reserves - Details and Statistics

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:

Date	Estimated Valuation (000)	Claim Item Counts	Number of Days On Hand
6/30/2003	$92,100	446,600	4.7
9/30/2003	$106,800	528,400	5.8
12/31/2003	$109,700	443,000	4.9
3/31/2004	$94,800	400,900	3.9
6/30/2004	$98,100	387,000	3.7
9/30/2004	$122,300	453,300	4.4
12/31/2004	$115,300	394,400	3.7
3/31/2005	$111,200	393,200	3.6
6/30/2005	$109,200	402,400	3.9

Days in Claims Payable (Quarterly):

A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.

Quarter Ended	Days in Claims Payable (DCP)	Annual Change	% Change	DCP Excluding Capitation	Annual Change	% Change
6/30/2003	47.9	1.1	2.4%	56.2	0.9	1.6%
9/30/2003	47.2	0.6	1.3%	54.5	(0.8)	-1.4%
12/31/2003	46.2	1.0	2.2%	53.2	(0.1)	-0.2%
3/31/2004	47.4	0.9	1.9%	54.3	(0.4)	-0.7%
6/30/2004	47.4	(0.5)	-1.0%	54.1	(2.1)	-3.7%
9/30/2004	51.8	4.6	9.7%	59.1	4.6	8.4%
12/31/2004	49.5	3.3	7.1%	54.8	1.6	3.0%
3/31/2005	50.5	3.1	6.5%	56.1	1.8	3.3%
6/30/2005	52.8	5.4	11.4%	58.6	4.5	8.3%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, and the timing of our bi-weekly payment to our pharmacy benefits administrator. An annual recap follows:

				2005	2004
4th quarter-prior year				49.5	46.2
Impact of change in claim receipt cycle time				(0.7)	(0.2)
Impact of change in unprocessed claim inventories				(0.2)	0.2
Impact of change in processed claim inventories				1.0	0.9
Impact of changing TRICARE reserve balances				0.6	1.6
Impact of change in pharmacy payment cutoff				1.4	(0.4)
All other				1.2	1.2
Year to date-current year				52.8	49.5